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                                                                     Exhibit 5.1



                                August 13, 1998


H.T.E., Inc.
1000 Business Center Drive
Lake Mary, Florida 32746

Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of H.T.E., Inc. (the "Company") relating to 5,550,000 shares (the "Shares") of the Company's Common Stock, $.10 par value (the "Common Stock") to be sold pursuant to a secondary offering as set forth therein:

     (a)  1,997,702 Shares to be issued by the Company;

     (b) 4,384,798 Shares (including 832,500 Shares which the Underwriters have the option to purchase to cover over-allotments) held by or issuable to Selling Shareholders (as defined in the Registration Statement), which shares represent the following:

          (a)  4,248,198 Shares held by Selling Shareholders, and

          (b) an aggregate of 136,600 Shares issuable to certain Selling Shareholders upon exercise of stock options.

     We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

     Based on the foregoing, we are of the opinion that the 1,997,702 Shares, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable. Further, we are of the opinion that the 4,248,198 Shares referenced above were legally issued, fully paid and non-assessable. In addition, we are of the opinion that the 136,600 Shares underlying the stock options, when paid for and issued as contemplated by their respective governing instruments, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

                                        Sincerely,



                                        /s/ GREENBERG TRAURIG, P.A.